EXHIBIT 23.4

CONSENT

     The undersigned hereby consents to being named in the registration statement of Ultimate Sports Entertainment, Inc. (SEC file no. 333-30520) under the heading Legal Proceedings concerning the action designated as Yukich et al vs. Licht et al., LASC Case No. BC 229219.

Date: October 26, 2000        Richard LeBell Morgan, Inc.

                       By /s/ Richard Morgan, Attorney at Law